EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-119775 on Form S-8 of our reports dated March 1, 2009, relating to the financial statements and financial statement schedule (which report expresses an unqualified opinion and includes and explanatory paragraphs regarding the Company’s adoption of new accounting standards) of Cogent, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Los Angeles, California

March 1, 2009